Exhibit 99.1

Serge Matta Appointed President of comScore

Veteran Company Leader Brings Sales and Operational Excellence to New Role

RESTON, Va. - June 21, 2013 - comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today appointed Serge Matta as President of the company, reporting to comScore's CEO and co-founder Magid Abraham.

"Serge is an unquestioned leader and strategic thinker, both inside and outside of comScore. He combines excellent product vision, great client relationships and proven execution skills, and I look forward to partnering with him to fulfill comScore's exciting opportunities," said Dr. Abraham. "Serge was an early and key contributor when he first joined comScore, and he has made a constant positive impact on both our business and our people ever since."

Mr. Matta served most recently as President of Commercial Solutions, leading comScore's global sales organization. During his twelve year tenure at the company that began as an analyst, Mr. Matta has held a variety of key roles at comScore and has been pivotal in driving comScore's growth and success. He previously oversaw the custom media solutions group, headed the company's telecommunication and financial service practices, and played a key role in driving strategic acquisitions and deep customer partnerships.

"As we forge ahead in a world where our business must constantly evolve to meet the multi-platform measurement and analytics needs of our clients, Serge's in-depth product knowledge, ability to develop creative industry solutions and strong partnership with our clients will all be critical elements to the continued growth and innovation of the company," said Gian
Fulgoni, co-founder and Executive Chairman. "Under the leadership of Magid and Serge, comScore is well-positioned to capitalize on the exciting opportunities ahead of us."
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in digital measurement and analytics, delivering insights on web, mobile and TV consumer behavior that enable clients to maximize the value of their digital investments. For more information, please visit www.comscore.com/companyinfo.

Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including, without limitation, expectations regarding the impact of Mr.
Matta's leadership and abilities on comScore's future performance. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to, comScore's reliance on key members of its management team and expectations regarding Mr. Matta's role as president of comScore. For a detailed discussion of this and other risk factors, please refer to comScore's Annual Report on Form 10-K for the period ended December 31, 2012,
comScore's Quarterly Report on Form 10-Q for the period ended March 31, 2013 and from time to time other filings with the
Securities and Exchange Commission (the "SEC"), which are available on the SEC's Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on comScore's forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forwardlooking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.